Valley Community Bancshares, Inc.
Press Release

FOR IMMEDIATE RELEASE	CONTACT:	Yvonne Narrow
1307 East Main Ave
Puyallup, WA 98372
Telephone: (253) 848-2316

DATE:	January 26, 2004

HEADLINE:	Valley Community Bancshares, Inc. Reports 2003 Earnings and Dividends

PUYALLUP, Washington – January 26, 2004—Valley Community Bancshares, Inc., the holding company for Valley Bank (Puyallup WA), today reported earnings for the full year of 2003. For the twelve month period, net income totaled $2,049,000, or $1.74 per diluted share compared to $2,118,000, or $1.77 per diluted share during the same period a year ago. Earnings for the fourth quarter of 2003, totaled $487,000, or $.41 per diluted share compared to $557,000, or $0.46 per diluted share during the same period a year ago.

Valley Community Bancshares, Inc. also reported dividends payable to its shareholders. The Company reported that the Board of Directors, at the January 2004 board meeting, approved a $0.60 per share cash dividend and a 5 percent stock dividend to those shareholders of record on December 31, 2003.

Total assets increased 6 percent to $182 million at December 31, 2003 compared to $172 million at December 31, 2002. Loans increased 8 percent to $114 million while deposits increased 7 percent to $157 million.

“We are pleased with the progress we’ve made during the year 2003,” stated Mr. David Brown, President and CEO. “Although we were unable to exceed last year’s record profitability, we were very close. This was in spite of softness in overall credit demand, a drastic reduction in net interest margin and a general slowing in the economy.” Mr. Brown further noted, “We are pleased to report that the cash dividend declared for 2003 represents the thirtieth consecutive year of payment which matches our 30th year of operation.”

Valley Bank serves the South King and Eastern Pierce County region of Washington State with eight full-service banking facilities, a mortgage loan production office, and one drive-up facility.